Exhibit 10.11
EMPLOYMENT AGREEMENT
between
NORTH AMERICAN ENERGY PARTNERS INC.
and
MILES WILLIAM JOHN SAFRANOVICH

1.	EFFECTIVE DATE
1.1 The effective date (the “Effective Date”) of this Employment Agreement (the “Agreement”) shall be August 1, 2006.
2.	PARTIES
2.1	The parties to this Agreement shall be:
(a)	North American Energy Partners Inc. (“NAEPI”), a federal corporation extra-provincially registered in Alberta and located at Zone 3 Acheson Industrial Area 2, 53016 Hwy 60, Acheson, Alberta T7X 5A7 Canada
and
(b)	Miles William John Safranovich, an individual, residing at 46-25507 Township Road 512A, Spruce Grove, Alberta, T7Y 1A8 (the “Executive”)
3.	TITLE
3.1	The position title shall be Vice President, Business Development and Estimating.
4.	RECITALS
(A)	The Executive is an executive and employee of NAEPI.

(B)	The Executive wishes to remain employed with NAEPI, and NAEPI wishes the Executive to continue in the position of Vice President, Business Development and Estimating, and such other executive positions and titles that the Executive may hold in future with NAEPI and the NAEPI Group.

(C)	The parties want to outline and confirm the terms and conditions of their employment relationship in this Agreement.
5.	DEFINITIONS
5.1	In this Agreement, the following words shall have the following meaning:

“Affiliate”	Means when used to indicate a relationship with Person, the same as is set forth in the Securities Act (Alberta).

“Board”	Means the board of directors of NAEPI.

“Intellectual Property”	Means all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements, whether or not patentable or copyrightable, which the Executive discovers, conceives, invents, creates or develops, alone or with others, during the time he is employed with NAEPI.

“NAEPI Executive”	Means the named executive of NAEPI.

“NAEPI Group”	Means NAEPI, NACG Preferred Corp., NACG Holdings Inc. and their Affiliates.

“Person”	Means any individual, corporation, limited liability corporation, limited or general partnership, joint venture, association, joint stock corporation, trust, plan, unincorporated organization or government or any agency or political subdivisions thereof.

“President”	Means the President and CEO from time to time of NAEPI or such other person appointed by the Board for the purposes of this Agreement.

“Share Option Plan”	Means the NAEPI Amended and Restated 2004 Share Option Plan, as amended from time to time.

“Start Date”	Means November 29, 2004.

“Termination Date”	Means the Executive’s last day actively at work for NAEPI, regardless of the reason for cessation of employment.
6.	INTERPRETATION
6.1 Headings are for convenience only and do not affect or contribute to the interpretation of this Agreement.
6.2 “NAEPI” includes the successors and assigns of NAEPI and any corporation with which it may be amalgamated and any corporation formed under its reconstruction.
6.3 A reference to an Act includes a reference to that Act as amended from time to time and if that Act is repealed and replaced by another Act, that replacement Act in substitution for the original Act.
7.	APPOINTMENT & TERM
7.1 As of the Effective Date, NAEPI shall continue to employ the Executive as Vice President, Business Development and Estimating of NAEPI, and the Executive agrees to continue his employment with NAEPI on the terms and conditions set out in this Agreement.
7.2 This Agreement and the Executive’s employment with NAEPI shall continue indefinitely until terminated in accordance with Clause 13 of this Agreement.
8.	RESPONSIBILITIES OF THE EXECUTIVE
8.1 The Executive shall serve the NAEPI Group in the capacity of Vice President, Business Development and Estimating and shall perform the duties on a full-time basis as particularized in the attached Schedule 1, and as determined from time to time by the President. The Executive agrees to assume, for no additional compensation, such titles and responsibilities as are directed with respect to the other entities in the NAEPI Group. The Executive acknowledges and understands that the business of the NAEPI Group may change from time to time, and that the duties of the Executive may also change from time to time.

8.2 The Executive agrees that he shall use his best efforts to promote the interests of the NAEPI Group, and shall duly and diligently perform all the duties assigned to him while in the employ of NAEPI.
8.3 The Executive agrees to devote the whole of his working time, attention and skills during NAEPI’s normal working hours to NAEPI and shall not, without the consent of the Board, undertake during the course of his employment with NAEPI any other business or occupation or become a director, officer, employee or agent of another company, firm, or proprietorship.
8.4 The Executive agrees to abide by all policies and procedures of the NAEPI Group.
9.	REMUNERATION
9.1 As particularized in Schedule 2 to this Agreement, the Executive will be remunerated through a three-tier remuneration package consisting of a regular remuneration package (“Regular Remuneration Package”) and a short and long-term incentive.
9.2 NAEPI shall review on an annual basis the Regular Remuneration Package of the Executive. The review will take into account the performance objectives applicable to the position, such objectives to be determined from time to time by the President in consultation with the Executive.
9.3 The Executive will be entitled to participate in any NAEPI health assessment and counselling programs provided for NAEPI employees generally and the NAEPI Executive specifically and as such programs are amended from time to time.
9.4 Group Health & Benefits
9.4.1 The Executive shall participate in the NAEPI benefit plan (premiums paid by NAEPI) as described in Schedule 3 of this Agreement, and as amended from time to time
9.4.2 In addition, the Executive shall be eligible to receive Alberta Health Care and long-term disability insurance provided through NAEPI with the premiums paid by the Executive and as amended from time to time.
10.	VACATION
10.1 The Executive will be entitled, in addition to Alberta statutory holidays, to paid vacation of twenty (20) days per year (pro-rated for partial years worked), to be taken in accordance with the NACG’s Vacation Policy, as amended from time to time.
10.2 Vacation is to be taken regularly by the Executive as it accrues. It is expected that the Executive will take not less than 75% of accrued vacation time each year and in any case, not more than twenty-five (25) days shall be accumulated for carryover without the written agreement of the President.

10.3 Vacation is to be taken having regard to the operational and financial needs of NAEPI and the responsibilities and duties of the Executive and is to be arranged co operatively with members of his team and other members of the NAEPI Executive.
11.	INSURANCE
11.1 Directors’ and Officers’ Insurance
11.1.1 NAEPI will indemnify the Executive as an officer of the NAEPI Group in accordance with the Indemnity Agreement entered into between NAEPI and the Executive.
11.1.2 In addition, NAEPI will use its reasonable best efforts to have and maintain directors’ and officers’ insurance for the NAEPI’s directors and officers.
12.	CONFIDENTIAL INFORMATION
12.1 As an executive of the NAEPI Group and an employee of NAEPI, the Executive will obtain access to or otherwise become aware of confidential information (whether it is designated as such or not) about the NAEPI Group’s activities, Intellectual Property, plans and finances and about its employees, consultants, suppliers, customers and other Persons, which the NAEPI Group has dealings with (collectively, the “Confidential Information”).
12.2 All originals, copies and other forms of Confidential Information, however and whenever produced, shall be the sole property of NAEPI, not to be removed from the premises or custody of NAEPI, except in the normal course of business, without in each instance first obtaining written consent or authorization of NAEPI. The Executive hereby assigns and agrees to assign to NAEPI all of the Executive’s right, title and interest in and to all Intellectual Property, and agrees that all Intellectual Property constitutes the exclusive property of NAEPI.
12.3 The Executive represents and warrants to NAEPI that (i) the Executive’s continued employment with NAEPI will not breach any agreement or other obligation with respect to the confidential or proprietary information of a third party; and (ii) the Executive is not bound by any written or oral agreement with any third party that conflicts with the Executive’s employment with NAEPI. The Executive agrees that, during the Executive’s employment with NAEPI, he shall not improperly bring to NAEPI or use any trade secrets or confidential or proprietary information of any third party or otherwise knowingly infringe on the proprietary rights of any third party.
12.4 At all times, during and after the cessation of employment (regardless of the reason for cessation) with NAEPI, the Executive agrees that he shall:
(a)	not, except in the proper course of his duties with NAEPI, divulge to any person; and

(b)	use his best endeavours to prevent the publication or disclosure of, any Confidential Information except where the Confidential Information:
(a)	is in the public domain;

(b)	is required to be disclosed by the Executive under law; or

(c)	was already known to the Executive, prior to his employment with NAEPI.

12.5 The obligations set out in this Clause 12 are in addition to any obligations the Executive has under statute and in addition to the fiduciary obligations owed by the Executive to the NAEPI Group.
13.	TERMINATION
13.1 The Executive may, at any time, by not less than three (3) months advance written notice, terminate this Agreement and resign from his employment with NAEPI. In the event of the Executive giving notice in accordance this Clause NAEPI may, at its discretion, immediately terminate the Executive’s employment and this Agreement at any time during the notice period, provided that NAEPI pay the Executive the pro-rata Annual Base Salary that would have been earned by the Executive from the Termination Date through to the end of the notice period. If the Executive provides notice of his resignation with the end of the notice period falling on March 31 or thereafter and NAEPI elects to earlier terminate such that the Termination Date is prior to March 31, NAEPI agrees to pay to the Executive the full year bonus under the NAEPI Short Term Bonus Scheme that the Executive would have received had the Executive worked the entirety of the fiscal year, notwithstanding the fact that the Executive will not be employed on the date on which the bonus is distributed.
13.2 NAEPI may immediately terminate this Agreement and the employment of the Executive at any time without prior notice and without severance, for the following reasons:
(a)	death of the Executive; or

(b)	any reason which constitutes just cause at common law and which shall include:
(i)	any serious or persistent breach by the Executive of any of the material provisions of this Agreement; or

(ii)	grave misconduct or wilful neglect in the discharge of his duties.
13.3 In the event of termination of this Agreement pursuant to Clauses 13.1 or 13.2, the Executive shall not be entitled to any severance or compensation, save and except only for any payment required under Clause 13.1, the payment of the pro rata Annual Base Salary earned but unpaid for services rendered up to and including the Termination Date, plus any accrued and unused vacation and properly incurred and reimbursable expenses.
13.4 NAEPI may, for any reason other than just cause, immediately terminate the Executive’s employment and this Agreement and shall pay the Executive within ten (10) days of the Termination Date:
(a)	the pro rata Annual Base Salary earned but unpaid for services rendered up to the Termination Date, accrued and unused vacation and properly incurred and reimbursable expenses; and

(b)	a payment equal to 90% of the target bonus set for the Executive under the then NAEPI Short Term Bonus Scheme multiplied by the number of days in the current fiscal year prior to the Termination Date, divided by three hundred and sixty five (365).
     In addition, and subject to Clauses 13.6 and 13.7, NAEPI shall pay the Executive within ten (10) days of the Termination Date, a retiring allowance equal to:

(a)	one (1) times the Executive’s then Base Salary if the Termination Date is on or prior to the 5th anniversary of the Start Date; or

(b)	one and a quarter (1 1/4) times the Executive’s then Base Salary if the Termination Date is after the 5th anniversary of the Start Date and on or prior to the 10th anniversary of the Start Date; or

(c)	one and a half (1 1/2) times the Executive’s then Base Salary if the Termination Date is after the 10th anniversary of the Start Date.
13.5 In the event of termination of this Agreement pursuant to Clause 13.4 and if the Termination Date is after the conclusion of NAEPI’s fiscal year but prior to the payout by NAEPI of bonuses under the NAEPI Short Term Bonus Scheme for the prior fiscal year, NAEPI further agrees to pay to the Executive any bonus earned and owing to him under the NAEPI Short Term Bonus Scheme for the fiscal year prior to the Termination Date.
13.6 The above payments in Clauses 13.4 and 13.5 shall be subject to required withholdings and the return by the Executive of all of the NACG Group’s property, and in exchange for the payments the Executive agrees to sign and provide to the NACG Group a full and final release with respect to his employment and the termination of his employment.
13.7 If, upon termination of this Agreement and the cessation of the Executive’s employment and regardless of the reason, the Executive is a director or officer of any of the entities in the NACG Group, the Executive agrees to immediately resign as a director or officer.
13.8 The Executive acknowledges that the group benefits as described in Schedule 3 of this Agreement, provincial health care and long-term disability all cease as of the Termination Date, regardless of the reason for cessation of employment. The Executive understands and agrees that the NAEPI Group has no liability for any damages the Executive and his family may suffer as a result of the cessation of benefits on the Termination Date.
14.	RESTRICTIVE COVENANTS AFTER TERMINATION OF EMPLOYMENT
14.1 The Executive expressly agrees that, at any time for two (2) years after the termination of this Agreement and the cessation of the Executive’s employment, regardless of the reason for cessation of employment, the Executive shall not, directly or indirectly solicit, interfere with or endeavour to entice away from NAEPI any person who is an employee or consultant of the NAEPI Group provided that this Clause will not restrict the Executive from employing or causing to be employed an employee or consultant of the NAEPI Group, who applies for a position outside NAEPI of his/her own accord and without any input or interaction, either directly or indirectly, with the Executive before the application is made.
15.	PRIVACY
15.1	The Executive consents that:
(a)	the personal data relating to the Executive may be maintained and stored by NAEPI electronically or in any other form; and

(b)	the personal data relating to the Executive may be freely transferred and shared between NAEPI and the entities in the NAEPI Group irrespective of where the offices of such entities are physically located.
15.2 The Executive acknowledges and agrees that NAEPI has the right to collect, use and disclose the Executive’s personal information for purposes relating to the Executive’s employment with NAEPI, including:
(a)	ensuring that the Executive is paid for the services performed for NAEPI;

(b)	administering any benefits to which the Executive is or may become entitled to, bonus and/or rights to NAEPI common shares. This shall include the disclosure of the Executive’s personal information to any insurance company and/or broker or to any entity that manages or administers the benefits or bonus on behalf of NAEPI;

(c)	compliance with any regulatory reporting and withholding requirements relating to the Executive’s employment, including required disclosure to shareholders;

(d)	enforcing NAEPI’s policies including those relating to the proper use of the electronic communications network and to comply with applicable laws; and

(e)	in the event of a possible sale of NAEPI or any entity in the NAEPI Group, disclosing to any potential acquiring organization the Executive’s personal information solely for the purpose of determining the value of the NAEPI Group and their assets and liabilities and to evaluate the Executive’s position in NAEPI. If the Executive’s personal information is disclosed to any potential acquiring organization, NAEPI will require the potential acquiring organization to agree to protect the privacy of the Executive’s personal information in a manner that is consistent with any policy of NAEPI dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.
16.	GENERAL
16.1 NAEPI and the Executive consider the covenants, obligations and restrictions in this Agreement to be reasonable in all circumstances of the engagement.
16.2 Each and every covenant, obligation and restriction and each and every part of this Agreement shall be deemed to be severable and an independent covenant, obligation or restriction unless it would defeat the purpose of this Agreement.
16.3 This Agreement shall be governed by and interpreted in accordance with the laws of the province of Alberta and the parties hereby attorn to the jurisdiction of the courts of the province of Alberta.
16.4 Any waiver by either party of any breach or non-observance of this Agreement will not be deemed to be a waiver of any other breach or any other non-observance.
17.	ALTERNATIVE DISPUTE RESOLUTION
17.1 Unless a party to this Agreement has complied with Clauses 17.2 to 17.5, that party may not commence court proceedings or arbitration relating to any dispute arising from this Agreement except where that party seeks urgent interlocutory relief in which case that party need not comply with this

Clause before seeking such relief. Where a party to this Agreement fails to comply with Clauses 17.2 to 17.5, the other party to the Agreement need not comply with this Clause before referring the dispute to arbitration or commencing Court proceedings relating to that dispute.
17.2 All questions or differences whatsoever which at any time may arise between the parties or their respective representative with respect to this Agreement or to the subject matter of this Agreement or arising out of or in relation thereto and whether as to construction or otherwise will be initially raised with the President or the Executive as the case may require. The President and the Executive will seek within 30 days to resolve the issue and in doing so will act in good faith and use their reasonable best efforts.
17.3 If the dispute is not resolved under Clause 17.2, a party to this Agreement must give written notice to the other party designating as its representative in negotiations relating to the dispute a person with authority to settle the dispute and the other party must promptly give notice in writing to the other party designating as its representative in negotiations relating to the dispute a person with similar authority.
17.4 The designated persons must, within 14 days of the last designation required by Clause 17.3, following whatever investigations each deems appropriate, seek to resolve the dispute.
17.5 If the dispute is not resolved within the following 14 days (or within such further period as the representatives may agree is appropriate) the parties must attempt to settle the dispute by the process of mediation. Within a further period of 14 days the parties must select a mediator from a list of three names of mediators (who hold the Chartered Mediation designation, awarded by the ADR Institute of Canada) provided by the Alberta Arbitration & Mediation Society, and the mediation must be conducted in good faith and in accordance with procedures for the mediation of commercial disputes generally in Canada and specifically in Alberta.
17.6 The purpose of any exchange of information or documents or the making of any offer of settlement pursuant to this Clause is to attempt to settle the dispute between the parties. No party may use directly or indirectly any information or documents obtained through the dispute resolution process established by this Clause for any other purpose than in an attempt to settle a dispute between that party and other parties to this Agreement.
17.7 If the time established by or agreed under Clause 17.5 for agreement on a dispute resolution process expires, any party which has complied with the provisions of Clauses 17.5 to 17.5 may in writing terminate the dispute resolution process provided for in those Clauses and may then refer the dispute to arbitration or commence Court proceedings relating to the dispute.
18.	NOTICES
18.1 Any notice to be given under this Agreement must be in writing and may be left at or sent by prepaid registered mail or by facsimile addressed, in the case of NAEPI, to its registered office or principal place of business for the time being and in the case of the Executive delivered personally or to his last known place of residence or business. Any notice given by post will be deemed to have been served at the expiration of 48 hours after posting and any notice given by facsimile will be deemed to have been received when the facsimile transmission has been complete.

19.	SURVIVAL
19.1 The provisions of Clauses 12, 13, 14, 15, 16, 17 and 18 and the Executive’s fiduciary obligations shall survive the termination of this Agreement and the cessation of the Executive’s employment, regardless of the reason for such cessation.
20.	LEGAL FEES
20.1 NAEPI will bear and is responsible for the reasonable legal fees incurred by the Executive only in connection with the execution of this Agreement.

NORTH AMERICAN PARTNERS INC.

Per:	/s/ RODNEY JOHN RUSTON
Rodney John Ruston
President and CEO

Signed in the presence of:
/s/ [Illegible]	/s/ MILES WILLIAM JOHN SAFRANOVICH

Witness	MILES WILLIAM JOHN SAFRANOVICH

SCHEDULE 1
Position Description
Job Title: Vice President, Business Development & Estimating
Division/Department: Executive
Reports to (Title): President & CEO
Location: Acheson

Type of position:	Shift:	Band:

☑ Full-time Salary

☐ Part-time Salary	Hours of Work:	Status:

☐ Full-time Hourly		☑ Exempt

☐ Part-time Hourly		☐ Nonexempt

☐ Temporary

expiry date:

☐ COOP/Intern
Accountabilities:
▪	The incumbent is accountable to the President & CEO and is accountable for an operations budget and direct reports including: Lead, Estimating; and Lead, Business Development, as well as periodic contractors/consultants.

▪	Communication of corporate vision, mission, business imperatives, strategies, targets and successes.

▪	Communication within business sector and across business units.

▪	Provide leadership to instill safety and quality as a corporate value in the company culture.

▪	Role model for Code of Conduct and Ethics.

▪	Development and implementation of corporate policies and procedures; ensuring compliance with SOX.

▪	Ensure proactive performance management and career development.

▪	Role model behaviours required to sustain a culture that promotes continuous improvement.

▪	Provide monthly business unit reporting to President/CEO and Board of Directors as required.

▪	Participates in the bid review process and based on area of expertise, holds the right of veto on tender submission.

▪	Generate incoming business opportunities, bids, alliances and partnerships to ensure success against corporate revenue growth targets.

▪	Establish and maintain positive relationships with customers and clients in order to maintain “company brand”.

▪	Provide profit focused, executable winning bids by identifying, evaluating and pursuing strategic opportunities.

▪	Coordination of Strategic Plan development, blueprint development, as well as the communication and data feedback/analysis of such developments.

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Responsibilities:
▪	Lead and manage the Business Development and Estimating functions of NAEPI to:
▪	Provide annual and five year corporate strategic plans to the Board, the President and the NAEPI Executive;

▪	Identify and proactively seek out business opportunities from new and existing customers that contribute to the overall strategic direction of the company and to expand the NAEPI Group’s positions as a lead in its core business activities;

▪	Investigate, target, and successfully execute merger and acquisition opportunities that contribute to the overall strategic direction of the company;

▪	Develop and strategize to build positive business relations with First Nations.
▪	Develop pre-qualification packages, proposals and successful bid strategies.

▪	Maintain a positive public and private profile for the NAEPI Group, in particular, with existing and potential industry clients and related industry associations.

▪	Ensure that the NAEPI Business Development and Estimating teams have an appropriate structure including succession and development plans

▪	Such other roles and tasks assigned from time to time to the VP Business development and Estimating by the President and/or the Board, including (at no additional compensation) such titles and responsibilities as directed with respect to the other entities in the NACG Group.

▪	Receive sign-off and approval of all bid items from the organization.
Key Performance Indicators:
Refer to objectives and KPI’s set on an annual basis through discussion between the executive and the CEO
Work experience Requirements:
▪	Minimum ten years experience leading and managing organizational growth through business development and/or estimating functions related to industrial construction and/or minig.

▪	Established experience managing and leading areas of estimating, strategic planning, mergers and acquisitions and customer relations.
Education Requirements:
▪	Related Bachelor’s degree and ongoing leadership development programs.
Knowledge, Skills, and Abilities Requirements:
▪	Truly a team player who can motivate others on the team.

▪	Requires the independent judgment to assess, innovate, improve and develop business development and estimating programs, policy and procedures to aid in the administration of a diverse workforce covering several geographic and remote areas.

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▪	A strong ability to communicate and oversee policy, projects and administration where effecting change is a major issue.

▪	Requires change management skills, conflict resolution skills and the ability to promote, motivate and effect positive changes for the total organization.

▪	Expert knowledge of industry products and services, applications, sales methods, as well as program-planning and research techniques.

▪	Ability to orchestrate value-adding business development plans that drive revenue and growth.

▪	Ability to determine directional requirements for potential new clients and selling opportunities.

▪	Provide leadership and functional guidance to subordinate managers, including their individual development.
Manager Reviewed by:
Title:
Human Resources Approved by:
Title:

SCHEDULE 2
1.	REGULAR REMUNERATION
1.1 The Executive’s current annual base salary (the “Annual Base Salary”) of $224,000.00, less required withholdings, to be paid in accordance with NAEPI’s usual payroll practices.
1.2 The Executive shall continue to receive compensation in recognition of him using his private vehicle for NAEPI business, which shall consist of a monthly payment of $800 (as amended and adjusted from time to time). In addition, the Executive shall be reimbursed (NAEPI can cap, at its discretion, the amount of the reimbursement) for or receive vehicle insurance paid for by NAEPI, reasonable fuel costs and reasonable maintenance costs.
1.3 The Executive will be entitled to reimbursement for the cost of:
(a)	annual dues to Federal and Provincial organisations, membership of which is necessary to retain any qualifications related to his employment;

(b)	annual dues to any work related institute; and

(c)	the purchase of health equipment to the value of $3000.00 in place of F2007 health or sports club expenses.
2.	SHORT TERM BONUS
2.1 The Executive will be entitled to participate at Level 2 in the NAEPI Short Term Bonus Scheme, as such level of participation and terms of the NAEPI Short Term Bonus Scheme are amended and adjusted from time to time
3.	LONG TERM INCENTIVE
3.1 The Executive has been granted five thousand (5,000) options to purchase NACG Holdings Inc. common shares, at an exercise price of $100.00 per option.
3.2 In addition, the Executive will be entitled to be considered for future grants of options from time to time by the Compensation Committee of the Board.
3.3 The exercise rights and terms of all options granted to the Executive shall be governed by the relevant employee option agreement and the Share Option Plan, as amended from time to time.
3.4 The Executive shall be entitled to participate in any long term incentive plans adopted for executives of NAEPI, in accordance with the terms of such plan or plans.

SCHEDULE 3
INSURANCE AND HEALTH SCHEME

BENEFIT	DESCRIPTION
Life Insurance and Accidental Death & Dismemberment	2 x the Executive’s annual base salary to a maximum benefit level of $300,000

Dependent Life	• Spouse — $10,000

• Child — $5,000

Extended Medical	• 80% Pay Direct Drug card on prescription drugs with no deductible

• 100% of all other eligible expenses as listed below.

• Semi-private hospital room

• Auxiliary Hospital

• Home Care Nursing – maximum of $10,000/year

• Ambulance services

• Paramedical Services — $500/ registered/licensed practitioner annual maximum

• Psychologist, chiropractor, speech language pathologist, massage therapist, chiropodist/podiatrist, osteopath, naturopath, Physiotherapy — $40 per visit to annual maximum of $600

• Acupuncture — $40 per visit to annual maximum of $500

• Hearing aids, $500 every 5 years

• Medical aids

•     Vision care: Eyeglass lenses & frames, contact lenses, prescription industrial safety glasses, laser eye surgery. $250 maximum every 2 years – adults and children over 18; $250 maximum every 1 year – children under age 19.

• $50 eye exams (age 19-65 where not covered by the provincial medical plan)

• Emergency Out of Province/Canada

• Travel Assistance

• Survivor benefit for up to 12 months.

Schedule 3

Dental	• 80% Basic Services, 50% Major Services, 50% Orthodontics

• No annual deductible

• $2,000 annual maximum per person for Basic and Major Restorative combined.

• $2,500 lifetime maximum per child (under age 19) for Orthodontics

• Current Dental Fee guide for Generalist Practitioners

• Basic Services:

• Cleanings, exams, extractions, fillings, endodontics, periodontics, oral surgery, x-rays, scaling, relining, repairing & rebasing of dentures

• Major Services:

• Caps, crowns, bridges, complete dentures and onlays

• Ortho Services:

• Orthodontic appliances and services